Eleven Biotherapeutics Completes Exclusive Licensing Deal for IL-6 Antagonist Antibody Technology, Including EBI-031
Eleven entitled to $30 million payment
Cambridge, MA – August 16, 2016 – Eleven Biotherapeutics, Inc. (NASDAQ: EBIO), a biopharmaceutical company discovering and developing protein therapeutics to treat diseases of the eye, today announced the effectiveness of the exclusive licensing deal with F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. (Roche). Eleven has granted Roche an exclusive, worldwide license to develop and commercialize EBI-031 and all other IL-6 antagonist antibody technology owned by Eleven. EBI-031 is a humanized monoclonal antibody that potently binds interleukin-6 (IL-6) and inhibits all known forms of IL-6 cytokine signaling. EBI-031 is currently in development for the treatment of ocular diseases. Eleven is entitled to receive $30 million in payments from Roche, including a $7.5 million upfront payment in connection with the effectiveness of the license agreement, and a $22.5 million milestone payment based on the Investigational New Drug application (IND) for EBI-031 becoming effective.
Under the terms of the agreement, Eleven could receive up to an additional $240 million upon the achievement of certain future regulatory, development and commercialization milestones. In addition, Eleven could be entitled to receive royalties for net sales of potential future products containing EBI-031 or any other potential future products containing other Eleven IL-6 compounds.
“With the completion of this licensing deal and the IND being effective, we look forward to the future clinical advancement of EBI-031 by Roche as they explore its potential use for ocular diseases, including diabetic macular edema,” said Abbie Celniker, Ph.D., President and Chief Executive Officer of Eleven Biotherapeutics.
About EBI-031
Eleven Biotherapeutics' most advanced preclinical product candidate is EBI-031 for treatment of diabetic macular edema, or DME, and uveitis. EBI-031 was designed and engineered for intravitreal delivery using Eleven’s AMP-Rx platform. EBI-031 is a potent blocker of both free IL-6 and IL-6 complexed to the soluble IL-6 receptor (IL-6R). Eleven filed an IND with the FDA in June 2016 and received clearance in July 2016 for the purpose of conducting clinical trials of EBI-031 in DME and uveitis.
About Eleven Biotherapeutics
Eleven Biotherapeutics, Inc. is a preclinical-stage biopharmaceutical company with a proprietary protein engineering platform, called AMP-Rx, that it applies to the discovery and development of protein therapeutics to treat diseases of the eye. Eleven’s therapeutic approach is based on the role of cytokines in diseases of the eye, the Company’s understanding of the structural biology of cytokines and the Company’s ability to rationally design and engineer proteins to modulate the effects of cytokines. Cytokines are cell signaling molecules found in the body that can have important inflammatory effects. For more information please refer to the Company's website www.elevenbio.com.
Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the potential effectiveness of the license agreement or receipt of payments thereunder, the future rights and obligations of the parties under the license agreement, the Company's strategy, future operations, advancement or maturation of its product candidates and product pipeline, clinical development of the Company's product candidates, including expectations regarding timing of regulatory submissions and initiation of clinical trials, regulatory requirements for initiation of clinical trials and registration of product candidates, the review of its strategic alternatives and the outcome of such review, the results of strategic transactions, the sufficiency of its cash resources and other statements containing the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the occurrence of any event, change or other circumstances that could give rise to the termination of the license agreement, the outcome of any legal proceedings that could be instituted against the Company or its directors related to the license agreement, the inability to consummate the transactions contemplated by the license agreement due to the failure to obtain the requisite approval of the Company’s stockholders, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or preclinical studies will be indicative of the results of future trials, the adequacy of any clinical models, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals and other factors discussed in the "Risk Factors" section of the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2016 as filed with the Securities and Exchange Commission and other reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.
Contact:
John McCabe
617-858-0907